EXHIBIT 4.15

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January ___, 2011, by and between Debt Resolve, Inc., a Delaware corporation (the “Company”), and _______ (the “Investor”).

WHEREAS, the Investor desires to purchase from the Company, and the Company desires to sell and issue to the Investor, a Note of the Company (“Notes”) upon the terms and conditions set forth in this Agreement; and

WHEREAS, in connection with the Investor’s purchase of the Note, the Investor will receive certain rights, and will be subject to certain restrictions on the transfer of the Note, all as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to the sale and purchase of the Notes as set forth herein.

1.	Definitions.

For purposes of this Agreement, the terms set forth below shall have the corresponding meanings provided below.

“Affiliate” shall mean, with respect to any specified Person, (i) if such Person is an individual, the spouse, heirs, executors, or legal representatives of such individual, or any trusts for the benefit of such individual or such individual’s spouse and/or lineal descendants, or (ii) otherwise, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.  As used in this definition, “control” shall mean the possession, directly or indirectly, of the sole and unilateral power to cause the direction of the management and policies of a Person, whether through the ownership of securities or by contract or other written instrument.

“Business Day” shall mean any day on which banks located in New York City are not required or authorized by law to remain closed.

“Conversion Shares” shall mean the shares issued upon conversion of the note at the stated conversion price.

“Person” shall mean an individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization.

“Transfer” shall mean any sale, transfer, assignment, conveyance, charge, pledge, mortgage, encumbrance, hypothecation, security interest or other disposition, or to make or effect any of the above.

“Underwriting Documents” shall mean an underwriting agreement in customary form and all other agreements and other documents reasonably requested by an underwriter in connection with an underwritten public offering of equity securities (including, without limitation, questionnaires, powers of attorney, indemnities, custody agreements and lock-up agreements).

2.	Sale and Purchase of Notes.

2.1.           Purchase of Note by Investor.  Subject to the terms and conditions of this Agreement, the Investor hereby agrees to purchase the Note from the Company, and the Company hereby agrees to issue and execute the Note to the Investor, with a conversion price of $0.12 per share, for an aggregate purchase price of $____________ (the “Consideration”).

2.2.           Closing; Deliveries.

(a)           The closing of the acquisition of the Note (the “Closing”) shall take place at the offices of Debt Resolve, Inc., the Company, at 150 White Plains Rd., Suite 108, Tarrytown, New York 10591, or at such other place as the parties may mutually agree upon, at such date and time on which the parties may mutually agree (the “Closing Date”).

(b)           At the Closing, the Company shall deliver to the Investor, against delivery by the Investor of the Consideration (as provided below), a duly issued Note.  The Consideration shall be paid by (i) certified check, or (ii) wire transfer of immediately available funds in accordance with wire transfer instructions which will be provided by the Company upon the Investor’s request.

3.	Representations, Warranties and Acknowledgments of the Investor.

The Investor hereby represents, warrants and acknowledges to the Company as follows:

3.1.           Execution, Delivery and Performance.

The Investor has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement has been duly authorized, executed and delivered by it and is valid, binding and enforceable against it in accordance with its terms.

3.2.           No Conflicts.

None of the execution, delivery and performance of this Agreement by the Investor will conflict with, or result in a breach of any terms or provisions of, or constitute a default under, any material contract, agreement or instrument to which the Investor is a party or by which the Investor is bound.

3.3.           Investment Representations.

(a)           The Investor understands that the offering and sale of the Notes or subsequent Conversion Shares are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of the provisions of Section 4(2) of the Securities Act and Regulation D adopted thereunder (“Regulation D”).  The Investor is acquiring the Notes solely for purposes of investment and with no present intention to distribute such Notes.  The Investor is an “accredited investor,” as defined in Rule 501 of Regulation D, and it has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of an investment in the Company pursuant to the terms of this Agreement.

(b)           The Investor understands that (i) the purchase of the Notes is a speculative investment which involves a high degree of risk of loss of such Investor's investment therein, (ii) there are substantial restrictions on the transferability of the Notes and Conversion Shares under the terms hereof and the provisions of the Securities Act and (iii) for an indefinite period following the Closing there may be no public market for the Notes or Conversion Shares and, accordingly, it may not be possible to liquidate its investment in the Company in case of emergency or otherwise.

3.4.           Access to Information; Reliance.

The Investor has been provided an opportunity to ask questions of, and has received answers thereto satisfactory to it from, the Company and its representatives concerning the Company and the Investor’s investment therein, and the Investor has been provided with such information as it has requested from the Company concerning the same.  The Investor is relying on no representations or warranties concerning the Notes or Conversion Shares or the Company except those set forth in this Agreement.  The Investor has sought independent legal, investment and tax advice to the extent that it has deemed necessary or appropriate in connection with its decision to invest in the Company.

3.5.           Investor Information.

The information concerning the Investor set forth on the signature page hereof is true and correct.  The Investor shall promptly notify the Company and provide the Company with corrected information should any of such Investor information cease to be correct following the date hereof.

4.	Representations and Warranties of the Company.

The Company represents and warrants to the Investor as follows:

4.1.           Execution, Delivery and Performance.

The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by the Company and is valid, binding and enforceable against the Company in accordance with its terms.

4.2.           Conversion Shares Duly Authorized.

The Conversion Shares to be issued to each such Investor upon conversion of the Notes pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued and will be fully paid and non-assessable.

4.3.           No Conflicts.

None of the execution, delivery and performance of this Agreement by the Company will conflict with the Company's Certificate of Incorporation, as amended, or By-laws or result in a breach of any terms or provisions of, or constitute a default under, any material contract, agreement or instrument to which the Company is a party or by which the Company is bound.

4.4.           Capitalization.

(a)           As of January 14, 2011, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which 78,259,515 shares are currently issued and outstanding, and warrants of 47,804,195 and options of 16,379,934 outstanding, and convertible notes of $1,322,000 convertible to up to nine million six hundred eighty thousand shares and (ii) 10,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding.  Except as described above, in the SEC Documents (as such term is defined below) and in Sections 4.4(b) and 9.2, the Company will not, upon the consummation of the transactions contemplated hereby (1) have outstanding any capital stock or securities convertible into or exchangeable for any shares of its capital stock and no person will have any right to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any calls, commitments or other claims relating to, any capital stock or any securities convertible into or exchangeable for any capital stock of the Company or (2) be subject to any obligation to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in clause (1) above.

(b)           Notwithstanding the provisions of Section 4.4(a), the Investor acknowledges that the Company may issue Notes or Common Stock to additional investors on potentially different terms in one or more subsequent transactions, whether to individual investors, institutions or otherwise.

4.5.           Information.

(a)           The Company has delivered to the Investor true, accurate and complete copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (the "SEC Documents").  None of the SEC Documents nor any other form, statement, notice, report or document filed by the Company with the SEC prior to the date hereof contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(b)           Except as publicly filed with the SEC, the Company has not filed, and nothing has occurred with respect to which the Company would be required to file, any report on Form 8-K since January 1, 2011.  Prior to and until the Closing, the Company will provide to the Investor copies of any and all reports filed by the Company after January 1, 2011 with the SEC and any and all reports or notices delivered to the stockholders of the Company concurrently with the filing or delivery thereof.

(c)           The shares of Common Stock are currently listed on the Over-the-Counter Bulletin Board.

5.	Transfer Restrictions.

5.1.           Securities Act Restrictions.

Notwithstanding anything to the contrary in this Agreement, the Investor may not Transfer any of the Notes or Conversion Shares unless and until (a) the Company has received an opinion of counsel reasonably satisfactory to it that the Notes or Conversion Shares may be sold pursuant to an exemption from registration under the Securities Act, the availability of which is established to the reasonable satisfaction of the Company or (b) a registration statement relating to the Shares has been filed by the Company and declared effective by the SEC.

5.2.           Restrictions in Connection with Underwritten Offerings.

Notwithstanding anything to the contrary in this Agreement, the Investor may not Transfer the Notes or Conversion Shares for such time before or following the effective date of a registration statement with respect to a public offering of securities of the Company as may be reasonably requested by an underwriter of such securities and agreed to by the Company.

5.3.           Non-Compliant Transfers.

Any Transfer or purported Transfer made in violation of the provisions of this Section 6 or Section 9.7 shall be null and void and without effect.

6.	Conditions to Closing of the Investor.

The obligations of the Investor to effect the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of the conditions listed below.

6.1.	Representations and Warranties.

The representations and warranties made by the Company in Section 4 shall be true and correct in all material respects at the time of Closing as if made on and as of such date.

6.2.	Approvals.

All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance of the Notes or Conversion Shares by the Company pursuant to this Agreement, shall have been duly obtained by the Company and shall be effective on and as of the Closing Date.

6.3.	Corporate Proceedings.

All corporate and other proceedings required to be undertaken by the Company in connection with the transactions contemplated hereby shall have occurred and all documents and instruments incident to such proceedings shall be reasonably satisfactory in substance and form to the Investor.

7.	Conditions to Closing of the Company.

The obligations of the Company to effect the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of the conditions listed below.

7.1.	Representations and Warranties.

The representations and warranties made by the Investor in Section 3 shall be true and correct in all material respects at the time of Closing as if made on and as of such date.

7.2.	Corporate Proceedings.

All corporate and other proceedings required to be undertaken by the Investor in connection with the transactions contemplated hereby shall have occurred and all documents and instruments incident to such proceedings shall be reasonably satisfactory in substance and form to the Company.

8.	Miscellaneous.

8.1.           Restrictive Legend.

The Notes shall bear a legend containing a disclosure statement in substantially the following form:

The securities represented by this note (the “Notes”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes may not be offered for sale, sold, transferred or otherwise disposed of except pursuant to (a) an effective registration statement under the Securities Act or (b) an exemption from registration under the Securities Act, which exemption is confirmed in an opinion of counsel satisfactory to the Company.  The sale, transfer or other disposition of the Notes or Conversion Shares is restricted by the provisions of the Securities Purchase Agreement, dated as of January ___, 2011, in respect of the Shares, a copy of which may be obtained at no cost by written request made by the holder of record of this certificate to the Company at its principal executive offices.

8.3.           Notices.

All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

The Company:

Debt Resolve, Inc.
150 White Plains, Suite 108
Tarrytown, New York 10591
Telephone: 914-949-5500
Facsimile: 914-428-3044
Attn: Mr. David M. Rainey,
President

The Investor:

As per the contact information provided on the signature page hereof.

8.4           Survival of Representations and Warranties.

Each party hereto covenants and agrees that the representations and warranties of such party contained in this Agreement shall survive the Closing.

8.5.           Entire Agreement.

This Agreement contains the entire agreement between the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter contained herein.

8.6.           Assignment.

This Agreement, and the rights and obligations of a party hereunder, may not be assigned or Transferred by the Investor without the prior written consent of the Company.

8.7.           Transferee’s Adherence to Certain Provisions.

Notwithstanding anything to the contrary in this Agreement, prior to the six month anniversary of the Closing Date, no Shares shall be Transferred to any Person who does not provide the Company with a written instrument pursuant to which such Transferee agrees to be bound by the provisions of Section 6.  Any Transfer or purported Transfer made in violation of this Section 9.8 shall be null and void and without effect.

8.8.           Confidentiality.

The Investor shall use its best efforts to prevent the disclosure of any Confidential Information to any third party, other than its Affiliates or professional advisors who have a need to know such Confidential Information in connection with the review or monitoring of the Investor’s investment in the Company and who have been advised of and agree to comply with the restrictions upon such Confidential Information set forth in this Agreement.  Notwithstanding the foregoing, the Investor may disclose such Confidential Information (a) in connection with a proposed Transfer of Shares provided that any potential Transferee executes and delivers to the Company a confidentiality agreement containing the restrictions set forth in this Section 9.8 and (b) to the extent necessary to comply with an order of a court of competent jurisdiction or other competent governmental authority, provided that the Investor shall promptly inform the Company of any such order and provide such cooperation as the Company may reasonably request in order to obtain an appropriate protective order with respect to such Confidential Information.  As used in this Agreement, “Confidential Information” shall mean (i) any information concerning the existence or terms and conditions of the transactions contemplated hereby, (ii) any technical information concerning the Company or its intellectual property or (iii) any financial, tax or commercial information concerning the Company, provided that the term Confidential Information shall not include any information (A) of which the Investor shall have had knowledge prior to the date hereof, (B) that has entered the public domain through no fault of the Investor or (C) of which the Investor shall have learned from a third party in such a manner that such it reasonably believed that such third party was not prohibited from disclosing such information.

8.9.           Binding Effect; Benefits.

This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; nothing in this Agreement, expressed or implied, is intended to confer on any persons other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.10.	Amendment; Waivers.

All modifications or amendments to this Agreement shall require the written consent of both the Company and the Investor.  No waiver of any breach, noncompliance or nonfulfillment of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom such waiver is sought; and no waiver of any such breach, noncompliance or nonfulfillment shall be construed to be a waiver of any other or subsequent breach, noncompliance or nonfulfillment.

8.11.	Applicable Law; Disputes.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law provisions thereof, and the parties hereto irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if jurisdiction in such court is lacking, the Supreme Court of the State of New York, New York County, in respect of any dispute or matter arising out of or connected with this Agreement

8.12.	Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.13.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Company and the Investor has caused this Agreement to be executed as of the date first written above.

DEBT RESOLVE, INC.

By:	/s/ David M. Rainey
David M. Rainey		Name
President and Chief Financial Officer
Social Security Number: _______________

Contact Information for Notices:

Address: __________________________

Home Telephone: ____________________

Office Telephone: ___________________

Home Facsimile: _____________________

Office Facsimile: _____________________

E-Mail Address: _____________________